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                                                                    Exhibit 99.1

NEWS RELEASE                                                  EASTERLY
                                                              INVESTOR RELATIONS

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                                        Client: Crown Castle International Corp.

FOR IMMEDIATE RELEASE                 Contacts: W. Benjamin Moreland, CFO
                                                Crown Castle International
                                                713-570-3000

                                                Ken Dennard, Easterly I.R.
                                                kdennard@easterly.com
                                                713-529-6600

                  CROWN CASTLE INTERNATIONAL CORP. ANNOUNCES
               PARTNERSHIP WITH RAI - RADIOTELEVISIONE ITALIANA

APRIL 27, 2001 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE:CCI) today announced that its subsidiary, CCR S.r.l., has agreed to purchase a 49 percent interest in RaiWay S.p.A, a subsidiary of RAI - Radiotelevisione Italiana S.p.A., the Italian state-owned television and radio broadcaster, for approximately $380 million. RaiWay employs over 750 people and manages over 2,300 broadcast transmission sites across Italy, representing Italy's largest broadcast tower network.

     Key terms of the transaction include a television and radio broadcast transmission contract with RAI through 2014 and Crown Castle's right to appoint the Chairman and the Business Development Officer who will oversee the marketing of RaiWay's towers to wireless tenants. The RaiWay transaction will be closed into escrow and is subject to approval by the Italian Ministry of Communication and anti-trust approval.

     Crown Castle contemplates that Poste Italiane, the Italian state-owned post office service, will purchase five percent of Crown Castle's interest in RaiWay for approximately $19 million in cash.

     "The RaiWay transaction leverages the experience we gained through our acquisition of the BBC transmission business in the UK and provides a premier operating platform necessary to capitalize on the tremendous opportunities in Italy, the largest mobile phone market in Europe," stated Ted B. Miller, Jr., Chairman and CEO of Crown Castle International Corp. "With five 3G license holders, including two insurgent operators, as well as the prospective deployment of digital television, we believe Italy will provide significant opportunities for an independent infrastructure provider with a proven operating track record. This transaction reinforces our position as a major shared infrastructure provider with meaningful, scalable operations in Europe. Once again, Crown Castle is a first-mover in one of the world's fastest growing wireless markets."
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     "We believe Crown Castle has proven an outstanding operational experience with the BBC privatization in the UK," stated Claudio Cappon, Director General of Rai. "We believe that the combination of RaiWay's assets and Crown Castle's operational and development expertise will ensure quality broadcast services while maximizing the value of RaiWay's assets."

     CSFB and Lehman Brothers acted as financial advisors to Crown Castle on this transaction.

     Crown Castle has scheduled a conference call for Monday, April 30, 2001 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To participate in the Crown Castle call, dial (913) 981-5532 at least ten minutes before the conference call begins and ask for the Crown Castle conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 7, 2001. To access the replay, dial (719) 457-0820 using a pass code of 750967.

     Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting the Company's website at www.crowncastle.com. To listen to the live call on the
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web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call.

[LOGO OF CROWN CASTLE INTERNATIONAL]

Crown Castle engineers, deploys, owns and operates technologically advanced, shared wireless infrastructure. It offers near-universal broadcast coverage in the United Kingdom and significant wireless communications coverage to 68 of the top 100 US markets and more than 90 percent population coverage in the UK, and Australia. Pro forma for all closed and previously announced transactions, Crown Castle owns, operates, and manages over 13,000 wireless communication towers internationally. In addition, Crown Castle has development rights to 4,000 fiber exchange sites in the UK. In Italy, Crown Castle and RAI, through RaiWay, offer near-universal broadcast coverage. For more information on Crown Castle, visit: www.crowncastle.com.
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This press release contains various forward-looking statements and information that are based on Crown Castle management's beliefs, as well as assumptions made by and information currently available to management. Although Crown Castle believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions including, without limitation, (i) risks associated with the ownership of a minority interest including control and liquidity risks, (ii) currency risks, (iii) failure of Poste Italiane to participate in the RaiWay transaction, (iv) adverse laws or conditions relating to the wireless telecom or broadcast industry (including 3G or digital television deployment) in Italy and
(v) risks relating to the leveragability of Crown Castle's experience outside of Italy. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about the potential factors, which could affect Crown Castle's financial results, is included in the Risk Factors sections of Crown Castle's filings with the Securities and Exchange Commission and in previous press releases issued by Crown Castle.

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